Exhibit 99.1

                        Press Release Dated October 29, 2003

NEWS ANNOUNCEMENT


Date:          October 29, 2003

Contact:       Susan Cooke

To:            News Media

Release Date:  Immediate


                          COASTAL FINANCIAL CORPORATION
                       ANNOUNCES EARNINGS FOR FISCAL 2003


Myrtle Beach, South Carolina, (October 29, 2003) . . . Coastal Financial Corporation (Nasdaq/CFCP) today announced earnings for the year ended September 30, 2003.

Net earnings for fiscal 2003 were $11.2 million or $0.87 per share ($0.83 per share diluted), compared to $10.2 million or $0.79 per share ($0.77 per share diluted) for fiscal 2002. Diluted earnings per share increased 7.8% over the prior year. Net interest income after provision for loan losses increased to $33.6 million for fiscal 2003 from $30.8 million for the year ended September 30, 2002.

Net earnings for the fourth quarter of fiscal 2003 were $2.9 million or $0.22 per share ($0.21 per share diluted), as compared to $2.7 million or $0.21 per share ($0.20 per share diluted) for the fourth quarter of fiscal 2002.

During the year ended September 30, 2003, the Company repurchased approximately 28,000 shares at an average price of $10.03 per share.

At September 30, 2003, non-performing assets to total assets were 0.77% as compared with 0.48% at September 30, 2002.

                                     -MORE-

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Michael C. Gerald,  President and Chief Executive  Officer of Coastal  Financial
Corporation, said, "We are very pleased with the performance of Coastal Financial Corporation for fiscal 2003, and particularly with our Return On Average Shareholders' Equity of 15.8%. This level of achievement ranks us among the top performing financial services companies in the nation and reflects well on both the strength of the local markets in which we operate and our QUEST FOR EXCELLENCE operating philosophy."

"Our operating performance for fiscal 2003 reflected healthy Community-based growth with total deposits increasing 9.4%, from $637.1 million at September 30, 2002 to $697.0 million at the end of this year and loans receivable increasing by 26.3% to $701.8 million."

"During fiscal 2003, our stock price increased by approximately 25.0%. Since becoming a publicly owned company in 1990, Coastal Financial Corporation's stock has grown at a compound annual rate of over 31%, taking our market capitalization from $4.6 million in October 1990, to $180.8 million at the close of this fiscal year. Put another way, an initial investment of $10,000 in October of 1990, would have grown to approximately $365,000 without regard to the reinvestment of cash dividends."

"Shareholders' equity increased from $66.4 million at September 30, 2002, to $73.7 million at September 30, 2003. Book value per share was $5.70 at September 30, 2003, compared to $5.18 per share at the end of fiscal 2002. Returns on average equity and average assets for fiscal 2003, were 15.84% and 1.04%, respectively, as compared to 16.92% and 1.23%, respectively, for fiscal 2002."

"During the fourth quarter, we announced a 7.2% increase in third quarter earnings, a $0.06 per share quarterly cash dividend which was paid July 22, 2003 and a 10% stock dividend which was paid on September 26, 2003."

"Coastal Financial Corporation received continued national attention in the August 2003 edition of U.S. Banker Magazine, which, for the 4th consecutive year, ranked Coastal Financial the #1 Community Bank in the Carolinas. In this edition, U.S. Banker Magazine featured its Ranking of the Top 100 Publicly Traded Mid-Tier Banks. This ranking features Banks with assets between $1 and $15 billion, ranked by 3-year average Return On Average Equity. Coastal Financial Corporation was ranked 39th nationally in this listing."

"Noteworthy also is the opening of our full-service banking office in Shallotte, North Carolina in late September and the recent announcement that Coastal Federal Bank, for the sixth consecutive year, placed 1st in voting by the readers of the (Myrtle Beach) SUN NEWS in the Financial Institutions category of the SUN NEWS Best Of The Beach Competition for 2003."

                                     -MORE-

"We believe these results clearly indicate the progress we made during the fourth quarter toward our Basic Corporate Objective of Maximizing the Value of Our Shareholders' Investment and our Long-Term Goal of Being the Best Financial Services Company in our Marketplace," concluded Mr. Gerald.

Coastal Financial Corporation, headquartered in Myrtle Beach, South Carolina, offers a broad range of commercial, consumer and mortgage financial services through two subsidiaries, Coastal Federal Bank and Coastal Retirement, Estate and Tax Planners, Inc. Coastal Federal Bank, with assets over $1.1 Billion, is a federally chartered and FDIC insured community bank with nineteen offices serving the communities of Horry and Georgetown Counties, South Carolina and Brunswick and New Hanover Counties, North Carolina. Coastal Retirement, Estate and Tax Planners offers professional, objective, fee-based financial planning services. Additional information about Coastal Federal is available on its web site at www.coastalfederal.com.
        ----------------------

Stock Trading Information

The common stock of Coastal Financial Corporation is traded on the Nasdaq Stock Market under the symbol "CFCP." For information, contact Raymond James Financial Services at 1-843-918-7600, Herzog, Heine, Geduld, Inc. at 1-800-523-4936,
Knight Securities at 212-336-8690, Spear, Leeds & Kellogg at 1-800-526-3160 or Trident Securities at 1-800-222-2618.

Dividend Reinvestment and Direct Stock Purchase Plan

Coastal Financial Corporation offers Shareholders a Dividend Reinvestment and Direct Stock Purchase Plan which provides existing and new Shareholders a convenient means for making purchases of Coastal Financial shares free of fees and brokerage commissions and at a discount to market price. Additional cash contributions, up to $1,000 per quarter, can be made to purchase additional shares. For more information, contact the Transfer Agent at 1-800-866-1340, Ext. 2514, or Investor Relations.

Shareholder Services

Shareholders desiring to enroll in the Coastal Financial Corporation Dividend Reinvestment Plan, change the name, address, or ownership of their stock certificates, report lost or stolen certificates, or to consolidate accounts should contact the Transfer Agent at 1-800-866-1340, Ext. 2514, or Investor Relations.




                                     -MORE-

Investor Relations

Analysts, investors and others seeking financial information should contact:
         Susan J. Cooke - Senior Vice President and Secretary
         Coastal Financial Corporation
         2619 Oak Street
         Myrtle Beach, South Carolina  29577
         (843) 205-2676

Forward Looking Statements

This news release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent Coastal Financial Corporation's (the "Company") expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could influence the matters discussed in certain forward-looking statements include the timing and amount of revenues that may be recognized by the Company, continuation of current revenue and expense trends (including trends affecting charge-offs), absence of unforeseen changes in the Company's markets, legal and regulatory changes, and general changes in the economy (particularly in the markets served by the Company). Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by the Company or on its behalf. The Company disclaims any obligation to update such forward-looking statements. In addition, statements in this news release regarding historical stock price performance are not indicative of or guarantees of future price performance.





                                      #####

                          COASTAL FINANCIAL CORPORATION
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
            (Unaudited - Dollars in Thousands Except Per Share Data)

                                          Three Months Ended           Twelve Months Ended
                                     Sept 30,  Sept 30,  Percentage    Sept 30,     Sept 30,     Percentage
                                       2003     2002      Change        2003          2002         Change
                                     -------   -------   ---------    ----------   ----------    ----------
Interest Income                      $14,941   $14,020     6.57%       $59,214       $53,873        9.91%
Interest Expense                       5,787     5,753     0.59%        22,998        21,846        5.27%
                                     -------   -------                ----------   ----------

Net Interest Income                    9,154     8,267    10.73%        36,216        32,027       13.08%

Provision for Loan Losses                600       380    57.89%         2,655         1,235      114.98%
                                     -------   -------                ----------   ----------

Net Interest Income After
  Provision for Loan Losses            8,554     7,887     8.46%        33,561        30,792        8.99%

Other Income*                          2,580     2,387     8.09%        10,908         8,139       34.02%

General & Administrative
  Expenses **                          6,758     6,032    12.04%        27,156        22,824       18.98%
                                     -------   -------                ----------   ----------

Earnings Before Taxes                  4,376     4,242     3.16%        17,313        16,107        7.49%

Income Taxes                           1,490     1,556    -4.24%         6,141         5,901        4.07%
                                     -------   -------                ----------   ----------


Net Income                           $ 2,886    $2,686     7.45%       $11,172       $10,206        9.47%
                                     =======   =======                ==========   ==========
Earnings Per Common Share

  Basic                              $  0.22   $  0.21     4.76%         $0.87         $0.79       10.13%
                                     =======   =======                ==========   ==========
  Diluted                            $  0.21   $  0.20     5.00%         $0.83         $0.77        7.79%
                                     =======   =======                ==========   ==========

Average Common Shares Outstanding
Basic (in thousands)                  12,905    12,793     0.88%        12,853        12,844        0.07%

Average Common Shares Outstanding
Diluted (in thousands)                13,577    13,436     1.05%        13,441        13,237        1.54%

Net Interest Margin                     3.33%     3.75%  -11.20%          3.65%         4.14%     -11.84%

Return on Average Assets                1.00%     1.19%  -15.97%         1.04%         1.23%      -15.45%

Return on Average Equity               15.82%    16.73%   -5.44%        15.84%        16.92%       -6.38%



* Gain (loss) on sales of securities of ($193,000) and $469,000 are included in other income for the quarter and year ended September 30, 2003, respectively. For the quarter and year ended September 30, 2002, gains were $199,000 and $340,000, respectively.

** Prepayment penalties on FHLB advances of $396,000 and $2.8 million are included in general and administrative expenses for the quarter and year ended September, 30, 2003, respectively. For the quarter and year ended September 30, 2002, prepayment penalties were $300,000 and $1.1 million, respectively.








                                                    COASTAL FINANCIAL CORPORATION
                                                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                                       (Unaudited - Dollars in Thousands Except Per Share Data)
                                                              (CONTINUED)

                                                                                   Percentage
                                          At             At               At       Change from
                                       Sept 30,       June 30,         Sept 30,    September 30,
                                         2003           2003             2002         2002
                                     ------------   ------------    ------------   -------------
Total Assets                          $1,181,209    $1,131,252        $950,796          24.23%

Loans Receivable, Net                 $  701,833    $  671,148        $555,545          26.33%

Deposits                              $  697,012    $  712,922        $637,081           9.41%

Shareholders' Equity                  $   73,707    $   72,209        $ 66,386          11.03%

Non-Performing Assets
  to Total Assets  **                       0.77%         0.67%           0.48%         60.42%

Allowance for Loan Losses as a
  Percentage of Total Loans                 1.40%         1.40%           1.42%         -1.41%

Tangible Book Value
  Per Share                           $     5.70    $     5.60        $   5.18          10.04%


** Non-performing assets consist of nonaccrual loans, accruing loans 90 days or more past due and real estate owned.


                                                At or for the         At or for the
                                             Three Months Ended     Three Months Ended
                                                  Sept 30,               Sept 30,           Percentage
                                                    2003                   2002               Change
                                             -------------------    ------------------    -----------------
Credit Quality:
   Non-Performing Loans                         $ 7,449                  $3,514                111.98%
   Non-Performing Loans as a % of Loans            1.06%                   0.63%                68.25%
   Allowance for Loan Losses as a % of
     Non-Performing Loans                        131.99%                 224.33%               -41.16%
   Non-Performing Assets **                     $ 9,077                $  4,560                 99.06%
   Non-Performing Assets as a % of Loans
     and Foreclosed Property                       1.29%                   0.82%                57.32%
   Net Loan Charge-Offs
     as a % of Average Loans (Annualized)          0.11%                   0.08%                37.50%

Stock Performance
At quarter end:
   Market Price Per Share of Common Stock       $ 13.99                $  11.19                 25.02%
   Indicated Annual Dividend                    $  0.22                $   0.18                 22.22%
   Dividend Yield                                  1.57%                   1.61%                -2.48%
   Price/Book Ratio                              245.00%                 216.00%                13.43%
   Market Capitalization                       $180,765                $143,358                 26.09%
